Exhibit 99.1

[PTSC] - Patriot Scientific Corporation
Fiscal 2009 Third Quarter Shareholders Conference Call
Tuesday, April 14, 2009, 4:30 p.m. EST

Officers

 Rick Goerner; Patriot Scientific; President & CEO
 Cliff Flowers; Patriot Scientific; CFO
 Renney Senn; Crossflo; President

Presentation

Operator: Good afternoon, and welcome to the Patriot Scientific Corporation Fiscal 2009 Third Quarter Shareholders Conference Call.  (OPERATOR INSTRUCTIONS.)  At this time, I would like to turn the conference over to Ms. Angela Hartley.  Ms. Hartley, Patriot Scientific Investor Relations Liaison, ma'am, you may begin the conference.

Angela Hartley: Thank you.  Welcome to Patriot Scientific's quarterly shareholders conference call, covering our third quarter of fiscal 2009.  In a few moments you will hear from and have an opportunity to ask questions of Rick Goerner, Patriot's President and Chief Executive Officer, Cliff Flowers, Patriot's Chief Financial Officer, Paul Bibeau, Patriot's Vice President of Business Development, and Renney Senn, President of Patriot's wholly-owned subsidiary, Crossflo Systems.

A recording of this conference call will be available on the Patriot website under the Investor section.  The website is located at www.ptsc.com.  This business outlook reflects our expectations as of April 14, 2009, and is continually subject to reassessment due to changing market conditions and other factors, and therefore, must be considered only as management's present opinion and actual results may be materially different.  However, management undertakes no obligation to update these or any forward-looking statements, whether as a result of new information, future events, or otherwise.  If an update to our business outlook is provided, the information will be in the form of a news release.  We wish to caution you that all of our statements, except those describing the company's past financial results, are just our opinions, predictions, and present expectations.  Actual future events or results may differ materially.  For a statement of risks, please refer to Patriot Scientific's report on Form 10-K for the fiscal year ended May 31, 2008, which was filed with the SEC on August 14, 2008, and our report on Form 10-Q for the quarter ended February 28, 2009, which was filed with the SEC on April 9, 2009.  Information about Patriot Scientific filed with the SEC is available free of charge at www.sec.gov.  These reports identify important factors that could cause actual results to differ materially from our projections.

Now that we've completed the Safe Harbor statement, we can begin the conference.  Here's Rick Goerner.

Rick Goerner: Thank you, Angela.  I'd like to thank you all for joining us this afternoon and welcome you to Patriot's second shareholder conference call covering the third quarter of fiscal year 2009.  The objective of these conference calls is to provide a regular form of communication to our shareholders timed around the release of the company's 10-Q or 10-K filings, to provide an update on key activities at the company, and to provide a forum in which shareholders can acquire and hear back from management about topics that are of interest to shareholders in an effort to clarify your understanding of our company activities.  We will do our best to answer your questions in a manner consistent with our internal company confidentiality policies and SEC disclosure guidelines.

That said, I would like to begin by reiterating a note from the press release accompanying our 10-Q filing that relates to the MMP portfolio.  Both Patriot and the TPL group are in agreement that it would be premature and speculative to discuss the many opportunities and activities which are underway with respect to the MMP portfolio.  As a consequence, we have not made any public announcements regarding these activities and cannot discuss them on this call.

It's been just over one year now since I joined Patriot Scientific.  During this past year, we've outlined and begun to execute a strategy to position Patriot as a key software solution provider with a newly emerging secured data sharing market with particular focus on healthcare and public safety and justice.  The objective of these efforts is to lessen our dependence on the revenues generated solely from the Moore Microprocessor patent portfolio, or the MMP portfolio, as it's more widely known in the market.  This continues to be the goal of our minority investment and full M&A efforts.

In the first few months of the Obama Administration, it has become very obvious that we are well aligned with the President's key initiatives in healthcare and homeland security.  In the words of our President, our recovery plan will invest in electronic health records and new interoperability technology that will reduce errors, bring down costs, ensure privacy, and save lives.  Cost containment is the whole ballgame.  Backing these statements with dollars, the government stimulus package contains a $19 billion healthcare initiative to support a transition to electronic medical records, or EMR.  The key to the success of improved medical care, quality of service, and cost containment, goes beyond just the digitizing of medical records, but most importantly, to the ability to share that data amongst physicians, hospitals, emergency care, and all other related agencies and groups, and still provide for the privacy of the information.

The combination of Crossflo's data sharing CDX and Iameter's clinical quality improvement, or CQI products, are examples of software tools, which will allow these initiatives to be successful.  The emerging partnership with Hewlett Packard and the recent announcement of our implementation of the Montana Health Information Exchange Pilot Project are prime examples of the significance of the CDX solution and these potentially large scale initiatives.  In Montana, Crossflo and HP have successfully implemented the foundation for a robust secured data sharing environment between the National Center for Healthcare Informatics and four State of Montana hospitals.  Data has been mapped from four different emergency room data sources to a central state monitoring system using CDX to integrate the National Information Exchange Model, or NIEM, and healthcare's HL7 standard to ensure a standard space exchange of information.

The project has successfully demonstrated the ability to rapidly develop in less than six weeks and securely share health information for the purpose of detecting naturally occurring public health threats or a potential bioterrorist event or provide what is known as syndromic surveillance.  The data interoperability system as envisioned and designed is fully functional and provides a platform on which to expand future functionality, including the ability to securely move patients' medical records to the point of care, which is especially critical for emergency room usage.  This project was recently featured at Hewlett Packard's Worldwide Healthcare Symposium, held this past March in Phoenix.  Additionally, Crossflo and Iameter have been the focus of several recent HP webinars with various healthcare IT customers, including hospital administrators.

As you may be aware, in the second half of last year, Hewlett Packard acquired EDS, a leading global IT services provider, for $13.9 billion.  Our relationship with HP and its acquisition of EDS represent one of Crossflo's largest potential partnerships in global healthcare and public sector data sharing.  We believe that the acquisition of Crossflo and Iameter by Patriot has helped to leverage the investment Crossflo has made in developing its collaboration with HP.  HP is introducing us to its largest partners, both here and abroad, where our software and expertise represent a significant opportunity to address the global need for secured data sharing technology.

In fact, in March, I had the opportunity to travel to Asia to meet with the leadership of both HP Asia Pacific and HP Japan to discuss potential customer projects in the region.  It was apparent to me that there is a strong desire to promote Crossflo's technology in various healthcare and public safety applications.  These initiatives could yield revenues to Crossflo beginning in early 2010.  We believe that being accepted as the data sharing solution provider of choice for an expanding list of global partners establishes the long-term foundation for Crossflo's future revenue growth.

In support of homeland security initiatives, Crossflo, along with its partners, have been participating in the first phase of the Michigan Fusion Center Project, known as the Michigan Intelligence Operations Center, or MIOC.  The MIOC solution allows the Michigan Fusion Center to access data from multiple sources, analyze it to connect the dots, and take action on that information.  Successful Crossflo CDX data sharing implementations, such as those in Michigan and New Jersey, are positioning us to effectively compete for other Fusion Center programs throughout the United States and international markets as well.

The popular belief is that this type of transparent efficient data sharing between governmental agencies goes on today.  However, this is a fiction, largely reserved for movies, novels, and television.  In the nearly eight years since 9/11, much progress has been made, but it's only been recently with the emergence of the NIEM standard and federal mandates to employ it that more cost efficient and easily expandable data sharing initiatives have been made feasible.  Crossflo's involvement in defining and our execution--our expertise in effectively implementing the NIEM standard, have provided us the opportunity to become a leader in secure data sharing applications.   This was a key determinant in Patriot's decision to acquire Crossflo.  For applications and public sector emergency response and situational awareness, the capabilities that the CDX products support, the visualization capabilities of the Vigilys product line that we recently acquired from Kratos Defense and Security Solutions.

The Vigilys software product was not core to Kratos' service oriented business model.  However, it presented Patriot with an exceptional opportunity to expand our public safety product offering and provide a compelling visual user experience for use in command and control centers.  CDX is being embedded into Vigilys to facilitate access to data that is superimposed on satellite photo imagery for real-time situational awareness, collaboration, command and control, and for emergency operations.  The Vigilys product displays deployable assets and has the ability to pipe in live video or picture data direct from the scene from first responders.  Vigilys has been demonstrated successfully in multiple implementations, including Delaware County, Pennsylvania and the Philadelphia Regional Port Authority, with follow-on projects expected there in the next year.

Several other Vigilys opportunities have been quoted and are expected to result in near term revenues, as well as pull through sales opportunities for the CDX software.  The acquisition of the Vigilys assets from Kratos and the hiring of their key personnel provided a cost effective opportunity for Patriot to acquire a synergistic product line that we expect to be cash flow positive after three quarters.  The complementary nature of the Vigilys product to CDX allows Patriot an advantage to exploit this technology more effectively than Kratos could.  The Vigilys product levers, our core data sharing capabilities, our existing customer base, and established relationships with system integration partners.  Additionally, our sales team is already actively engaged in the sale of data sharing software solutions to the same public safety customers.  Vigilys' graphical imagery is a powerful sales tool that will become an increasingly important feature in command and control incident prediction and emergency response, complementing our existing applications and enabling access to other government sectors, such as DOD, or the Department of Defense.

The new Administration has also highlighted stimulus spending initiatives for homeland security, which has earmarked $7.5 billion for the deployment of electronic technology for local and state law enforcement through multiple grant channels, such as the COPS and JAG/Byrne Grant Programs. This will affect Patriot's public sector business positively by significantly expanding existing grants and other government funding programs that promote the use of information technology in the public safety sector to reduce crime, help predict and prevent terrorist attacks, and respond more effectively to both natural and manmade disasters.

We are developing a multi-prong strategy to capitalize on this new and expanded funding stream, which is enhanced with our Vigilys acquisition.  Please be aware that while these highly visible cash infusions are real and they are commencing, the process of defining and funding worthy projects and translating them into revenues for Patriot will not occur overnight.  Crossflo's current and near term projects consist largely of early stage pilot programs that demonstrate the ease of use, scalability, and efficiency to our customers in a non-disruptive and economical way.

In summary, regarding the various Crossflo software businesses, we feel we are well aligned with market initiatives that will require our software tools.  And I would like to reaffirm our guidance provided last quarter with regards to calendar year 2009 revenues.  We continue to project revenues for Crossflo to be between $3 and $6 million.  The Vigilys product line is expected to provide upside revenue in the second half of the year to the current Crossflo plan.  We will provide more visibility into the Vigilys revenues after further analysis of current proposals and project schedules have been finalized.  Subsequent project wins with the CDX, Iameter, and Vigilys products from new customers will allow us to provide you more visibility into the revenue range as the year progresses.

Next, I'd like to provide you an update on our two minority investments - Avot Media and Talis Data Systems.  We continue to work closely with Avot Media, a provider of software supporting near real-time video delivery to video enabled mobile devices.  Avot continues to make progress with trials at several carriers in Asia and a new opportunity in South America.  In March, Avot announced it partnered with iLoop Mobile, a leader in mobile marketing, advertising, and content delivery, for entertainment content for studios and concert venues, such as Live Nation.  iLoop will utilize Avot Media's hosted tipMotion mobile video delivery platform to provide rich video for iLoop's mobile marketing solutions.  Avot has also completed its first commercial agreement with an Asian carrier expected to started revenues in the third quarter of this year.

In March, Patriot entered into a revolving line of credit facility for $500,000 with Avot secured by its IP assets.  This line of credit provides Avot the necessary capital to continue to execute additional mobile carrier and content delivery provider trials while revenue streams from existing commercial agreements begin to ramp up.  An additional investment of external venture capital targeted at $8 million is anticipated to fully capitalize the company to expand marketing, sales, and technical support resource.  Additionally, Crossflo has begun to explore the possibility of integrating Avot's mobile technology into its emergency services solution, supporting the delivery of high quality video to handsets in the field.

Talis Data Systems, a manufacturer of multi-domain networking controllers for military and government agency facilities, experienced some component lead time issues earlier this year that impacted its ability to begin customer evaluations.  Those issues have been resolved and Talis began sampling their Datagent multi-domain controller unit integrated into both HP and Dell computers to customers in March.  Customer evaluations will take three to four months and sales are expected to begin ramping up in Q3 of this year.  Talis has received production commitments from three computer system integrators.  In March, Patriot increased its investment in Talis by approximately $224,000, bringing Patriot's total ownership to 38.2% of the company, along with other Talis investors who put in an additional $300,000.  This funding will be used to bridge the gap between customer project evaluations and full production, coinciding with a [plant] investment for manufacturing capital, marketing and sales expansion from external venture capital funds, by early summer.

As everyone is aware, the current market economic situation is foremost on people's minds these days.  Even as we increase spending to ramp Crossflo and expand the resources to develop our target markets, management and the Board believe it is prudent to take steps to prioritize and further control other costs to ensure the company preserves its cash to support the investments we've been--we've made.  As a result of internal analysis and a recent all day Board of Directors review meeting, the company has made decisions to suspend executive incentive compensation awards and to institute a 20% reduction in director fees for our three most highly compensated directors.

In addition, Investor Relations activities will be cut back, specifically in the area of investor conference participation.  Although we recently participated in the FSX One and the Health Tech Investment Forum Conferences, we believe we are better served spending our cash resources in other more strategic areas, such as product R&D and continued M&A efforts.  We will, however, continue to support our internal Investor Relations hotline, and also independent research reports from Cohen Independent Research Group, who just recently provided an updated research report, and Taglich Brothers, who will be releasing their first full coverage report on Patriot Scientific later this month.  The Taglich Brothers report replaces the now defunct Dutton Associates.

While we are sensitive to our cash position and have executed plans to cut spending in certain areas to preserve cash, the company has continued to repurchase shares on the open market at attractive prices.  This position is frequently reviewed in the overall context of our general cash-for-cash scenarios.  We will prioritize spending that is focused on driving new software revenues with our existing product offerings, even as we consider new M&A efforts going forward.

Lastly, I'd like to announce that we have launched a marketing branding program to provide a means to consolidate the myriad product offerings we have and will continue to acquire.  In the next few months, we will be phasing out the Crossflo corporate name, except as it relates to the Crossflo DataExchange or CDX product, the Iameter and Vigilys product brands, and brand them complete with a new logo under the new more inclusive Patriot Data Solutions Group, or PDSG brand.

This move will better reflect the connection of our emerging software businesses with the Patriot Scientific corporate entity and provide a common brand to bundle the different data solution products we offer in healthcare and public safety and justice.  During the next few months, we'll be updating the existing Crossflo website to reflect the new name, as well as the new look and feel, to provide an effective marketing and sales support tool for our data sharing products and customers.  The new website for PDSG will be www.pdsg.com.  As the Patriot family of secured data sharing products expands, we would anticipate adding these new businesses under the PDSG sub brand.  The Patriot website will also be updated to reflect a new look and differentiate our MMP IP licensing efforts from our secured data sharing activities.

In summary, during this past quarter, Patriot has taken additional steps in positioning itself as a relevant player in secured data sharing solutions.  Our recent acquisition of the Vigilys product line further expands our product offering in the public safety sector.  Government stimulus packages and market dynamics are aligned with our focused markets in healthcare and public safety and justice.  We are making good progress with our strategic partners, but need to realize that this market is still emerging and as such it is difficult to assess the timing of key programs resulting from these stimulus spending initiatives.  We will continue to evaluate opportunistic M&A prospects to expand and complement our existing software products with a specific emphasis on healthcare and public safety applications.  Additionally, we believe positioning the Patriot Data Solutions Group, or PDSG, as a sub brand to Patriot Scientific will provide a more direct link between the market success of our software products and the public Patriot Scientific entity.

With that, let me turn the call over to Cliff Flowers to provide you a financial summary of the company.

Cliff Flowers: Thank you, Rick.  I'll cover some of the highlights from the results of operations for our third fiscal period ended February 28, 2009.  For the quarter, the company's results included $1.4 million in revenues, compared to $.8 million for the same quarter of the prior year.  This growth was driven by strong numbers from Holocom and the inclusion in the current year's period of revenues from Crossflo as a result of our acquisition of this business on September 1, 2008.

For the nine-month period, revenues increased to $4.6 million, as compared to $2.3 million for the comparable prior year period, again driven by strong Holocom numbers and the inclusion of Crossflo results.

Results from our investment in affiliate companies, which primarily represents Phoenix Digital Solutions, or PDS, our joint venture with the TPL group, who are co-owners of the MMP portfolio, and also to a lesser extent, Talis Data Systems, generated a loss of $.9 million, as compared to positive earnings of $11.7 million for the year earlier quarter.  The decrease in earnings from affiliate companies is reflective of a low level of licensing activity in the current period, contrasted to the comparable period of the prior fiscal year, which was inclusive of earnings stemming from a settlement with several litigants referred to as "the J3 parties."

For the nine-month period, our share of earnings from affiliated companies was $5.7 million, compared to $16 million for the same period in fiscal 2008, the change again attributable to the aforementioned factors.  For the quarter, we incurred a net loss of $1.5 million, compared to net income of $6.3 million in fiscal 2008, the decline attributable primarily to the previously stated reduction in MMP portfolio licensing activity.  The period-over-period results for the nine months paralleled this with net income of $.8 million, compared to $6.7 million in the prior fiscal year.

During the February quarter, we repurchased approximately 500,000 shares of the company's common stock pursuant to our Board-authorized open market share repurchase program.  We regularly evaluate our participation in the market, so that we can opportunistically repurchase shares at attractive prices.  This position is frequently reviewed in the overall context of our general cash forecast scenarios, including the spending priorities of the operating business units.

At February 28, the company has on its balance sheet cash, cash equivalents, and marketable securities totaling $17.5 million.  The marketable securities include auction rate securities with a par value of $11.7 million, which we are carrying on our balance sheet at the reduced valuation of $10.3 million.  Because the auction rate securities are currently illiquid, at the end of each fiscal period we obtain a report from a third party to assist us in ascribing an appropriate carrying value to these instruments.  The reduction from full par valuation takes into consideration factors existing in the financial marketplace at February 28 that may have an influence on the ultimate liquidity of these instruments.  A positive development we mentioned in our previous call was that at the beginning of the February quarter we received partial redemptions on our auction rate securities totaling $1.3 million.

We continue to move forward with the binding arbitration process we initiated before the financial industry regulatory authority, or FINRA, where we have alleged that Deutsche Bank Securities engaged in negligence and nondisclosure in the rendering of services to us, which resulted in our purchase of the currently illiquid auction rate products.  Deutsche Bank has responded to these claims, we have initiated document discovery, and we continue to believe we have a strong case that should result in an outcome favorable to Patriot Scientific.

The $3 million we drew on our credit facility collateralized by the auction rate securities remains outstanding at February 28.  As we previously stated, we do this as a precautionary measure to increase our liquidity position amidst the ongoing uncertainty in the financial marketplace.  The credit facility currently allows us to borrow against 50% of the par value of the auction rate securities.  The majority of our liquid cash continues to remain invested in money markets, investing in numerous federal government obligations, which we believe is an appropriately conservative measure for the safekeeping of these funds.

During the past quarter, we took a comprehensive look at all expenses and implemented a cost reduction exercise with the objective of curtailing or deferring nonessential activities.  Among these measures are actions to reduce external professional and consulting fees, the suspension of all executive incentive bonus compensation, and a 20% reduction in director fees for our three most highly compensated directors.  We will continue to monitor our costs and expenditures, rationalizing where necessary to preserve cash while still allowing our operating businesses to have the resources necessary to develop and expand.

As the company executes its M&A strategy to increase the revenue contribution of its operating businesses, Patriot will become increasingly employee intensive [and need] to attract, motivate, and retain its employees.  [Further then], the company's Compensation Committee has undertaken a survey and analysis of competitive compensation and employee benefits.

Finally, we wanted to make our shareholders aware that during the May fiscal quarter, certain events are expected to take place which will change the way we account for our preferred stock ownership in Holocom.  As many of you may know, we currently fully consolidate the operations of Holocom as part of Patriot Scientific pursuing the FIN 46R accounting rules, which we have regularly described in our financials.  Essentially, this means that their financial statement line items and amounts have been added to ours, and although we are not a majority holder of their common stock, which would normally be the precursor for this type of accounting treatment, their historical reliance on us for providing credit and financing has driven the need to consolidate their results.  This will soon change.

On May 1, the bank line of credit secured by Holocom and guaranteed by us will expire and effective that date we will no longer be required to consolidate the results of Holocom.  This will be apparent in our financial statements going forward where the decrease in revenues and expenses associated with Holocom will be visible when presenting our period-over-period results.  We believe that this will improve the transparency of our financial position and operating results and will also serve to reduce our accounting and Sarbanes-Oxley compliance costs that have been incurred on behalf of Holocom.

Most importantly, however, it should be noted that this does not represent a change nor will it have any impact on the status of our investment in Holocom or Patriot's net income or earnings per share.  We will continue to be a preferred shareholder and remain a supporter of the positive elements enjoyed by their business since the inception of our investment.  The only thing that will change is the accounting and presentation used in the preparation of Patriot's financial statements.

With that, I'll turn the call back to Rick.

Rick Goerner: Thank you, Cliff.  At this point, we'd like to entertain your questions.  As--just as an informational bit, there are 275 participants on the call or the webcast.  To ensure that we involve as many participants as possible, each person will be limited to a single question and one follow-up question.  If you have additional questions and time permits, you may reenter the queue.  Please be brief when asking your questions, as I'm sure everyone who has questions would like the opportunity to participate.  As a reminder, please remember that we cannot at this time discuss any matters relating to the MMP portfolio.

The operator will now provide instructions for the Q&A portion of the call.

+++ q-and-a

Operator: (OPERATOR INSTRUCTIONS).  And our first question comes from Howard Halpern from Taglich Brothers.  Please go ahead with your question.

Howard Halpern: Good afternoon, guys.

Rick Goerner: Good afternoon.

Cliff Flowers: Good afternoon.

Howard Halpern: I guess I'll ask one comprehensive question with--concerning the quest for--your revenue projection of the 3 to 6 million.  In terms of the process, you talk about pilot programs.   How many pilot programs will you need to get up and running to reach that?  And what is the process with getting the pilot program, and then getting a full implementation of a general program out there?

Renney Senn: The pilot programs are--.

Rick Goerner: --We're going to turn this to Renney.

Renney Senn: Yes, I'm sorry.  This is Renney Senn.

Howard Halpern: Yes.

Renney Senn: I'm the President of Crossflo.  And the pilot programs are the early stages of programs that in and of themselves expand. So the revenues from these pilot programs may start in the multi-hundred thousand dollar range, and as they include additional connections to additional agencies and grow in a true rollout, that grows exponentially over time.  So the pilot program is not a standalone that ends and the revenue from that is then gone.  With respect to how many pilot programs it's going to take before we get to a--I believe--I didn't hear the last part of your question.  It would be helpful if you could repeat it.

Howard Halpern: Yes.  To get to the run rate of that 3 to 6 million, I know you're going to have the pilot program start.  And I guess each individual pilot program may have a different revenue max to it.  So how many programs are you going to need to at least get that minimum 3 million?

Renney Senn: We are working presently on a sufficient number of pilot programs that if they expand as we believe and if new pilot programs that we presently have in the pipeline are realized, we expect to be able to meet that run rate in the second half of this year.

Howard Halpern: And just one final question about--you talked about Holocom.  That is now going to the next fiscal year fold into the equity earnings of affiliated companies?

Rick Goerner: We expect actually that to be accounted for on the cost method, and so it won't--the results of its operations won't be reflected on that line.  That line would remain the line where the equity [investors] PDS and Talis will be--their results will be reflected.

Howard Halpern: Okay, thanks.

Operator: Our next question comes from [George Tomlinson].  Please go ahead with your question.

George Tomlinson: Hello.  Can you explain to me why as part of your Board of Directors that you currently have someone on your Board of Directors that works directly for Eric Swartz who you used for funding for many years?

Rick Goerner: Can I explain why we have Carl on the Board?

George Tomlinson: Please.

Rick Goerner: Carl has been a Board Director for I believe seven or eight years and is actually quite independent from the Roswell activities on a day-to-day basis and has been integral in the MMP licensing effort and a key part of the management representation at PDS.  We have no issues with Carl's representation on our Board or on the PDS Board.

George Tomlinson: Okay, thank you.

Operator: Our next question comes from [Jack Durkan].  Please go ahead with your question.

Jack Durkan: Yes, sir.  My question has to do with the electronic health records.  The Obama Administration has recently set up a prototype with the VA and it looks like from the VA this will be expanded to a greater degree throughout the country.  They're using the DOD--or not the DOD, but the VA, as a method to begin to expand this electronic health records.  Have you had any input or are you getting involved at all with that process?

Rick Goerner: With respect to that particular initiative we have not.  However, we have a great deal to offer that.  The advantage that the VA has, which does not exist in the rest of healthcare, which gives us a great opportunity, is that it is one entity and they were able to control the data assets and also the applications that are used within that single entity to be able to share data in much the same way that Kaiser Permanente does.  The challenge facing the rest of the healthcare system is that you've got literally thousands of different hospital systems and independent doctors groups, clinics, pharmacies, other related agencies, that need to share electronic medical records that may exist only in their infancy or not at all, which will be a multi-year tour to make these medical records widely applicable.  But the ability to share between different organizations where there is not a single source of control is something that Crossflo can have a significant play and represent significant value to any initiatives like that.

In addition, if the VA seeks to share information, which it might, with other parts of the Department of Defense, that is an area where Crossflo can play an important role as well in being able to share data between these completely disparate universes and different organizations, as opposed to the single integrated entities, such as the VA and the Kaiser Permanente.  So I think it's important to understand that electronic medical records and the creation of digital files is not really the play for Crossflo.  Basically, there are hundreds of electronic medical record formats that will be installed in varieties of hospitals and physician groups.

The trend toward digitizing that information into electronic medical record form creates the opportunity now for that information to be digitally shared and Crossflo's tool allows the sharing of these disparate EMR records in a common format.  And so, the opportunity in the market for Crossflo is basically in connecting these different EMR systems where they're not compatible.  So it's important to differentiate where we play versus this electronic medical record initiative that President Obama is--has signed.  It creates the opportunity for information to be digitally recorded and then once it's done in whatever electronic medical record format there will be need to share that information and none of these systems will talk together.  That's where Crossflo comes in is the ability to translate that database into a common format, based on the NIEM standard, and then provide the security of information sharing, which will be compliant with the HIPAA requirements.

Jack Durkan: Thank you very much.  I greatly appreciate that.

Rick Goerner: You're welcome.

Operator: (OPERATOR INSTRUCTIONS.)  And we have a question.  This comes from [Luis Cribb].  Please go ahead with your question.

Luis Cribb: Yes, sir.  This is--I guess the stock just keeps going down and down.  And what's going on there?

Rick Goerner: This is Rick.  I don't think we're in a position to assess the stock value at this point.  Certainly, market conditions in general have not been particularly robust.  And I think the concerns relative to our revenues over the past six to nine months are reflected in the share price.  Certainly, what we're working on since I came onboard is a business model to create an operating company that will reduce some of the variability associated with the licensing aspects of our IP portfolio.  And largely what we've reported on in this call is the progress that we've made and the status of that activity.

Luis Kreb: Okay.  I recall when--I guess when you all could not talk about the MMP portfolio or whatever is when investors really fled and the stock took a nosedive.  Can you comment on that?

Rick Goerner: I can comment by saying that it would be premature and speculative to make any comments about the activities or opportunities within the MMP portfolio at this time.

Operator: Our next question comes from Brian Boyajian.  Please go ahead with your question.

Brian Boiajen: Hello, Rick.  Rick, this is Brian Boyajian calling.

Rick Goerner: Hi, Brian.  How are you?

Brian Boyajian: Fine, thanks.  I guess my question--the fellow just before kind of got it.  Maybe I'll try and address it a little bit differently, and then I have a follow-up, too.  And you did it, but I'd like to ask it directly.  What do you say to shareholders who ever since--well, since February when you came onboard and since the announcement of the Crossflo initiative--the Crossflo initiatives alone we've dropped 60%-plus since that time.  So what do you say to investors?  I mean, is this some indication of how they--disappointed they are in not much attention to the MMP, at least in sharing any of that with shareholders and just relying on the Crossflo and the data sharing?

Rick Goerner: Well, there's a lot of angles to that, Brian, but let me give you what I think you're getting at.  We have to date expended about $13 million in strategic investments and in positioning the Crossflo acquisition.  And in the case of the healthcare Iameter product and in the Vigilys technology for public safety to provide a deeper vertical solution in those markets.  The revenues associated with those two transactions do not today offset the concerns in the market for the shortfalls that we've seen in the MMP licensing activity.  And I don't think anyone is representing that that is the case.

I think what we are representing is that the charter that we have taken on, which is to invest the cash that we have and additional cash that we will generate from the MMP portfolio, and to invest it into a product strategy, if you will, that will provide future growth for Patriot I believe is well underway.  And we've done three transactions of a full asset purchase or acquisition nature in the past seven months.  We've done two minority investments, one of which is actually very leveragable into the Crossflo technology for emergency services.  And at the same time, this market is extremely young.  The initiatives around NIEM, the mandates by homeland security to require the NIEM standard to be implemented in data sharing, no one is doing it today. The two platforms that we have in Michigan and New Jersey are the only viable examples today of NIEM standard communication going on at multiple levels.

Brian Boyajian: Rick, what worries me or troubles me--and this actually isn't--I'd like to make a statement.  It's not my follow-up.  But what worries me and troubles me is you need the MMP revenues to feed these acquisitions and these companies, which are really development stage yet companies really.  And so, with what's happening with the MMP and now you've committed to these--to this other plan, the data plan, as well as having quite a bit of executive compensation going on, what happens if the revenues from the MMP dries up, as they have been doing?  How much longer can you feed--the company feed these acquisitions and hang in before we're going to have to--and that leads me into my second question--potentially I think you've only got about $6 million in liquid cash, if I listened to the CFO's statement right.  So are you going to have to now do a secondary offering or a private placement with the other shares that we have?  Where's the money going to come from in large enough amounts to be able to feed the acquisitions and curry them and nurture them along?  Where's it going to come from, if the MMP isn't producing the way we want it to?

Cliff Flowers: Brian, this is Cliff Flowers.  I'll say that we've looked at multiple and modeled multiple scenarios banding upsides and downsides to the business.  To answer your question specifically, we do have expectations for a positive outcome on the ARS arbitration with Deutsche Bank.  And we do have positive expectations for the continued productivity from the MMP portfolio.  And we've banded those expectations both high and low and we've modeled as I said several different outcomes.  At this time, we believe we have sufficient resources and the productivity from historical sources to continue to fund and grow the businesses that we've committed to thus far.

Operator: Our next question comes from Lyle Armstrong.  Please go ahead with your question.

Lyle Armstrong: Yes.  Rick, I would--guess like to direct this to the Board of Directors.  I don't think--it is the Eric Swartz influence.  The question is we haven't heard anything about whether Mr. Swartz is out of the company, he's dumped all of his shares.  That's been a primary reason this stock has deteriorated in the last few years.  And I think one of the other problems is you said this director is independent.  That could very well be, but since he sits on--I believe on other Swartz companies, I don't know that the Board of Directors is at liberty to speak.  And just tell us today, where is Mr. Swartz - is he out of the company, is he dumping stock still, or what the status is?  When we first got started in this, he put in a line of credit of $30 million.

Now, I don't know if that was a line of 30 million or up to 30 million, but in that interim I don't know how you determine a line of credit, but we assigned a patent to Swartz and Lincoln separately from what I understand.  And if it was a line of credit up to $30 million, we gave the patents away for say maybe $1.  I don't know.  I'm just a layman.  But there's a lot of questions I have and nobody's directed the Swartz situation.  And I don't know if the Board of Directors is afraid to because of the influence, because you have a director that's aligned with Mr. Swartz or not.  But we need closure on this situation and we need clarification.  And I think if we can get this behind us, the many, many years we've had of this downward spiral financing, the company can say, hey, we're at zero.  We can start over again with this situation.  But right now, no, I don't think anybody is interested in buying stock if they know somebody's going to be dumping it.

Rick Goerner: Lyle, let me make one comment, and then I'll let--.

Lyle Armstrong: --Sure, go ahead--.

Rick Goerner: --Cliff comment on the specifics relative to Swartz Lincoln and what have you.  And I recognize that there's a story history to this company and a lot of what you have referenced is multiple years ago in terms of the activity with Swartz and the Lincoln Investment side.  Having said that, I want to make it clear again that we do not have an issue with Carl's participation in PDS or on the Board of Directors.  And in fact, the Board is not involved in this call today.  We--it would be pretty non-standard to have the Board of Directors, as well as the management team, on a quarterly call.  They're monitoring the call today, of course.  But--so I'm responding on behalf of them, not that they're not responding to you, they're just not on--in the room here.

Lyle Armstrong: I understand.

Rick Goerner: So let me let Cliff make a comment relative to the Swartz Lincoln position as we understand it today.

Lyle Armstrong: Okay.

Cliff Flowers: As of our last proxy, Swartz Lincoln represented they did not hold a reportable position.  So that means they would have had less than 5% beneficial ownership.  It would be inappropriate for us to publicize any knowledge that we might have about any individual shareholder's position or intent that they themselves were not otherwise required to report in a public filing.  Public companies just can't divulge shareholder information that's not otherwise public.  I will say though that they did file an ownership position report of 13G in February and disclosed their position publicly to be about 6 million shares.  Our relationship with them now, or since I've been here, has not been one where--they do not hold warrants, they do not hold any sort of financing arrangement with the company.  And I believe maybe at one time where they did and the intellectual property rights were assigned to them, that is no longer the case either.

So they are a shareholder, like any other shareholder.  They report that--or they did in February to the world on their 13G that they hold a 6 million share position.  Otherwise, we don't engage with them and I really don't know what their intentions are long-term or what they've been doing with their position.  But that's about all I can say.

Lyle Armstrong: Okay. I appreciate your efforts.  The question is are they still assigned the patents--.

Cliff Flowers: --No--.

Lyle Armstrong: --Or now are those--because they were an assignee on the patents with their great line of credit.  Are they all through with the patents?  In other words, is there any influence with them?  Are they just a shareholder like you said or they--or can they still stir up some whatever?

Cliff Flowers: Yes, they are just a shareholder.  The patents themselves, if you go to the patent ops and you look at the lineage of assignments, you'll see that at one point in time it was assigned to them during the point that there was--they had--they basically had a line of credit.  But if you follow it past through you can see that it has all been reassigned back to Patriot Scientific.

Operator: Our next question comes from George Tomlinson.  Please go ahead with your question.

George Tomlinson: Hi, just one more question.  I'm a bit surprised in reference to your situation with these auction rate securities.  As best as I know is pretty much everybody ended up getting 100% of their money back almost immediately, primarily when I think Cuomo from New York kind of made the stink.  I am personally involved in a situation with UBS where immediately upon that I had my money within a reasonable time, I think November.  Why are you still dealing with this?  Why aren't they just cutting you a check for the full amount?

Cliff Flowers: The settlements that were reached with the State Attorney Generals and through the early course of when these things went illiquid were pretty much a politicized act--even that was targeted at making the retail investors hold.  So many of the company rushed to--as Deutsche Bank--satisfy the retail positions, but very few of the underwriters and institutions that placed these instruments in the hands of corporations have done any redemptions at the corporate level.

George Tomlinson: So can you just briefly in one minute explain why the scenario is different?

Cliff Flowers: Well, we believe--.

George Tomlinson: --From a legal perspective.

Cliff Flowers: The impetus was that it was more of a political hot button for your mom and pop retiree who had invested in these instruments that stirred up the ire of legislators and, like I said, state attorney generals, to bring about a positive outcome for them relatively quickly.  Unfortunately, it's not been the same sort of impetus to get these banks to act in such a way as to take out the corporate positions and we know of many other institutions like us that are in the same boat.  We're waiting for a resolution.  And we, rather than wait, have initiated a process to force the bank to resolve the matter for us.

George Tomlinson: Okay, thank you.

Rick Goerner: So there's two angles here.  One is resolution with Deutsche Bank, obviously.  If you go back a year ago, we had nearly $16 million of exposure to ARS and the states on their own did redemptions, which have reduced our exposure to the sort of $11.5 million level that we're at today.  But there are other corporate clients of Deutsche that we're aware have more than $100 million of exposure.  And so, as Cliff alluded to, the retail sector - and this also applied with Merrill Lynch - got dealt with quite early on in this year, but it hasn't been the case with the corporate clients.

Operator: Our next question comes from [Gerard Schneider].  Please go ahead with your question.

Gerard Schneider: Thank you.  I came late to this conference call, so my apologies if I end up asking something that has been covered.  I know that the European community is supporting our MMP licensing rights that we have.  Where do we stand with the USA in terms of that same protection of our rights?

Rick Goerner: Well, we addressed that in our press release that went out prior to the call.  But essentially, because of the activities that are going on today, we cannot comment on any activities around the MMP portfolio or status them.  That was a position that our counsel--SEC counsel--reviewed and felt that it was more of a potential jeopardy to Patriot to disclose and certainly we don't want to do anything that would jeopardize our commercial success with that asset.

Gerard Schneider: Okay, thank you.

Operator: Our next question comes from [Bruce Innocenti].  Please go ahead with your question.

Bruce Innocenti: Good afternoon, Mr. Goerner.  How are you?

Rick Goerner: Hi, Bruce.  I guess this is going to be one of 12, right?

Bruce Innocenti: No, sir.  That's why I waited till the last.  I figured I didn't want to--.

Rick Goerner: --You carried the ball and we appreciated it.

Bruce Innocenti: My question has to do with PDS.  Your February 28 (inaudible) and shows that you have 3.699 million--round up to $3.7 million cash in your holdings.  1.7 of that or a little bit higher is accounted for in accounts payable and accrued expenses, which leaves you only about 1.9--round up to $2 million [members] equity.  When PDS was started, both you and TPL both contributed 2 million each to get to a $4 million working balance.  [You're saying] that you ran 1.8 million in operating expenses just for the third--just for this past quarter.  Are you planning on funding more money to PDS?  Because basically, if you run at the same rate, you're at zero cash come next quarter?

Cliff Flowers: Hi, Bruce.  It's Cliff Flowers.  I think you might have asked this question or someone else did the last time.  There is no plan at this time to fund money to PDS.  They've actually had more upside down positions in the past, so this isn't unprecedented and actually looks quite a bit better than some of the relatively recent history that they've had.  But to answer your question specifically, no, there is no intent at this time to fund PDS.

Bruce Innocenti: Even though you're that close to running what's in your cash balance--is that your operating expense level?

Cliff Flowers: If you go back a year, maybe five quarters ago, the situation looked even more upside down and it resolved itself through future licensing activities.  So I can point you in that direction as a perspective and just simply say that at this time we don't have any intent to provide capital to PDS.

Bruce Innocenti: I have a follow-up to that, if you don't mind.  Last quarter, you paid $571,000 to TPL for some of their activities in pursuing patent legislation, basically (inaudible).  No more dollars were paid according to the February 28--.

Cliff Flowers: --Right.  There's been relatively little movement on that.  I think you might recall we disclosed the maximum amount that we would be willing to fund for a specific duration was going to be $1 million and we had gotten about 571,000 toward that mark last quarter and have not moved much off that since then.

Bruce Innocenti: So there is no plan to go higher than that or you will approach it again in the next quarter?

Cliff Flowers: Well, the ceiling that was previously established when the program was put in place was 1 million.  That hasn't changed, but we've not gotten to that point.

Bruce Innocenti: So you--I would assume from what you're saying is there wasn't enough cash to disburse to them to get to that million this quarter, and if there is next quarter you will try--you will in turn do another 429,000 to get them to the million?

Cliff Flowers: Well, it was a percentage that was established, so we wouldn't rush to fund a full--the full balance.  Also, realize this is PDS, so what happens there we fund effectively half of.  It's not all of us.  It comes out of the joint venture, which is half to us.  But nevertheless, it was a 3% increase where applicable and if it's--if we move in that direction and allow them to continue earning, it would be at that rate.  Not that there's a backlog, so to speak, of $400,000-plus of amounts to pay to them all at once.  But I would say the program is still there, so the ultimate intent was to fully fund $1 million, if possible.

Bruce Innocenti: If possible?  Okay.

Cliff Flowers: Yes.

Bruce Innocenti: If you don't mind, just to follow through--and I know you can't comment on MMP, so I'll try to stay away from that. What I was getting at is in the past and in the current recent past you've mentioned that none of the licensing that we've done has been on an ongoing basis.  It's always been on a one-shot deal paid--one-time payment over and done with.  Is that still the case?

Cliff Flowers: That would be correct.

Bruce Innocenti: Okay.  Thank you.  I appreciate it.

Cliff Flowers: Certainly.

Rick Goerner: Thanks, Bruce.

Operator: Ladies and gentlemen, at this time I'm showing no further questions.  I would like to turn the conference call back over to Mr. Goerner for closing remarks.

Rick Goerner: Okay.  Well, I'd like to thank you for joining us today in our third quarter shareholder conference call.  While I know that we have not addressed every issue you might have, I hope that you found the call both informative and helpful in better understanding our software and M&A strategy and the current direction of activities at Patriot.  It's our intent to successfully leverage our alignment with the Obama Administration's key initiatives for healthcare and homeland security.  Our goal is to emerge as a market leader in data sharing technology and benefit from the tremendous opportunities in the markets we have chosen to pursue.

Thank you, again, for participating in this call, and I look forward to any constructive feedback on making these calls more productive in the future. So thanks to all 275 of you for attending.